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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                                  Jacada, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, NIS $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M6184R101
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M6184R101                    13G                 Page  2  of  5  Pages

--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Airbus Foundation
--------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Liechtenstein
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 1,802,692
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    N/A
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  1,802,692
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  N/A
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,802,692
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.47%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. M6184R101                    13G                 Page  3  of  5  Pages

--------------------------------------------------------------------------------

ITEM 1.

(a)        Name of Issuer:

           Jacada Ltd.  (the "Company").


(b)        Address of Issuer's Principal Executive Offices:

           11 Galgalei Haplada St.
           P.O. Box 12175
           Herzliya 46722 Israel


ITEM 2.

(a)        Name of Person Filing:

           Airbus Foundation


(b)        Address of Principal Business Office or, if none, Residence:

           c/o Allegemeines
           Treuunternehmen
           P.O. Box 83
           FL - 9490 Vaduz
           Liechtenstein


(c)        Citizenship:

           Liechtenstein


(d)        Title of Class of Securities:

           Common Stock, NIS $.01 par value


(e)        CUSIP Number:

           M6184R101


ITEM 3.    IF  THIS   STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B) OR
           240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

CUSIP No. M6184R101                    13G                 Page  4  of  5  Pages

--------------------------------------------------------------------------------

ITEM 4.    OWNERSHIP.

           As of December 31, 2004:

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)        Amount beneficially owned:  1,802,692 shares of Common Stock.


(b)        Percent of class:  9.47%


(c)        Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 1,802,692

          (ii)  Shared power to vote or to direct the vote:  0

          (iii) Sole power to dispose or to direct the disposition of: 1,802,692

          (iv)  Shared power to dispose or to direct the disposition of: 0


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.


ITEM7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

CUSIP No. M6184R101                    13G                 Page  5  of  5  Pages

--------------------------------------------------------------------------------

ITEM 10.   CERTIFICATION

           By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

           Dated:  January 13, 2005


                                                 AIRBUS FOUNDATION


                                                 By: Dr. Werner Keicher
                                                     -------------------------
                                                     Name:  Dr. Werner Keicher
                                                     Title: Director